Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. ANNOUNCES INITIAL 2026 GUIDANCE

New York, New York, November 18, 2025, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced initial guidance for its fiscal year ending December 31, 2026.

Guidance	2026E	2025E	% Change
Net Sales	$1.48B	$1.47B	+1%
Diluted EPS	$4.85	$5.12	(5%)

Management Commentary

Jean Madar, Chairman & Chief Executive Officer of Interparfums noted, “In 2026, we will focus on consolidation and lay the foundations for long term, profitable growth. While current market dynamics largely influence a conservative outlook for 2026, we expect 2027 to be a very strong year as we ramp up the distribution of our newest brands.

“While we remain focused on delivering a strong pipeline of new fragrances in the coming year, broader macroeconomic challenges and ongoing inventory destocking are expected to persist into 2026. Despite these pressures, we anticipate a modest increase in net sales over our 2025 guidance, with foreign exchange gains offsetting the impact from the expiration of our license for Boucheron.

“We expect earnings per diluted share of $4.85 for full year 2026, representing a 5% decline from our 2025 guidance. This outlook reflects the one-time tax gains recognized in 2025, as well as the impact of tariffs and the investments we are making to develop our newest brands, Off-White and Longchamp, which are scheduled to begin distribution in 2027. We will also make incremental investments to support upcoming launches across our broader portfolio, including Solférino and Annick Goutal. While these initiatives create near-term pressure, our operational agility and proactive pricing action will help partially offset tariff-related impacts, and position us for healthy, sustainable growth as we enter 2027.

“For our European based operations, we plan to introduce a series of strategic extensions across our key brands. For Coach, we are introducing two offerings, one for men and one for women, that build on the brand’s signature scents. For Lacoste, we will bring fresh interpretations to market within both the Original franchise and the L.12.12 line. We are also launching a men’s extension for Jimmy Choo and expanding Montblanc’s Legend franchise. We will further strengthen the portfolios of Rochas, Karl Lagerfeld, Van Cleef & Arpels, and Lanvin with a new wave of fragrances.

“Our owned brand, Solférino, has made a very encouraging start, and we expect to expand into an additional 50 doors in the first half of 2026. We will also begin distribution of the redesigned Goutal fragrances in 2026. These should partially offset the impact of Boucheron's expiration, as its licensing agreement concludes at the end of 2025, with the remaining fragrances being sold off through the following year.”

He continued, “For our United States based operations, we are set to debut captivating extensions across our largest brands, including GUESS Iconic, featuring a new male scent, plus an addition to the Cashmere Collection, named Cashmere & Rose Absolu. We also plan to bring to market alluring duos within Roberto Cavalli’s Just Cavalli and Marbleous fragrance lines. For Ferragamo, a new collection is in the works, plus extensions for Signorina and Fiamma, following the debut of this new pillar earlier this year. Additionally, we will introduce special edition fragrances, including the 50th Anniversary collection for MCM, as well as a new creation for MCM Eau de Parfum line. Lastly, we will launch new extensions for the Oscar de la Renta Esprit and New York lines to maintain the momentum achieved for this brand.”

Mr. Madar concluded, “The investments we are making in 2026 will set our future brands up for success and serve our core brands with a strong pipeline of blockbuster launches in 2027, namely Montblanc, GUESS, Ferragamo, and Cavalli, setting the stage for us to accelerate our profitable growth. We also anticipate that the current macroeconomic headwinds will moderate by late 2026, providing a more favorable environment and positioning us for a stronger outlook in 2027 and beyond.”

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About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solférino. Goutal and Off-White will join the Company’s fragrance portfolio in 2026.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2024, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:
Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@theequitygroup.com
www.interparfumsinc.com		www.theequitygroup.com

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